Exhibit 10(a)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4 No. 333-141758) pertaining to Lincoln Life & Annuity Variable Annuity Account H, which is incorporated by reference into Post-Effective Amendment No. 14, and to the use therein of our reports dated (a) April 01, 2011, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 6, 2011, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account H.

                                                    /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 07, 2011